FIRST AMENDMENT TO

AMENDED AND RESTATED ADVISORY AGREEMENT

WHEREAS, Schwartz Investment Trust, an Ohio business trust (the “Trust”), on behalf of the Schwartz Value Focused Fund, formerly, the Schwartz Value Fund (the “Fund”), and Schwartz Investment Counsel, Inc., a Michigan corporation (the “Adviser”), have entered into an Amended and Restated Advisory Agreement dated as of May 1, 2010 (the “Agreement”);

WHEREAS, the parties agree to amend the Agreement;

NOW, THEREFORE, effective May 1, 2022, the Trust, on behalf of the Fund, and the Adviser agree to amend the Agreement as follows:

1.	Section 10 of the Agreement is hereby amended to read as follows:

For all of the services to be rendered and payments made as provided in this Agreement, the Fund will pay the Adviser a fee, computed and accrued daily and paid quarterly, at the annual rate of 0.75% of the Fund’s average daily net assets.

2.	Excepted as amended hereby, the Agreement shall remain in full force and effect.

Executed this 1st day of May 2022.

SCHWARTZ INVESTMENT COUNSEL, INC.

By:	/s/ George P. Schwartz
George P. Schwartz
Chairman and Chief Executive Officer

SCHWARTZ INVESTMENT TRUST

By:	/s/ George P. Schwartz
George P. Schwartz
Chairman and President